EXHIBIT 99.1
                                                                    ------------

                                SERVICE AGREEMENT

THIS AGREEMENT (the "Agreement") is made and entered into this 3rd day of November, 2005, by and between ELITE FINANCIAL COMMUNICATIONS GROUP, LLC, located at 605 Crescent Executive Court, Suite 124, Lake Mary, Florida 32746, (hereinafter referred to as "ELITE") and SEMOTUS SOLUTIONS, INC., located at 718 University Avenue, Suite 202, Los Gatos, California 95032, (hereinafter referred to as the "Company").

WITNESSETH:
For and consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1)   EMPLOYMENT
Company hereby hires and employs ELITE as an independent contractor, and ELITE does hereby accept its position as an independent contractor to the Company upon the terms and conditions hereinafter set forth.

2)   TERM
The term of this Agreement shall be for three (3) months. Upon termination of the Agreement for whatever reason, Independent Contractor shall immediately deliver all materials and information created by Independent Contractor during the term of this Agreement to the Company.

3)   DUTIES AND OBLIGATIONS OF ELITE

     a) ELITE will review and analyze various aspects of the Company's goals and make recommendations on feasibility and achievement of desired goals.
     b) Through its Market Relations Group, ELITE will provide exposure to its network of firms and brokers that may be interested in participating with the Company, schedule and conduct the necessary due diligence, and obtain the required approvals necessary for those firms to participate. ELITE will also interview and make determinations on any brokerage or institutional firms referred by the Company with regard to their participation.
     c) At the Company's request, ELITE will be available to field any calls from firms, individual investors/shareholders and brokers inquiring about the Company. In addition, ELITE will assist the Company in preparing its quarterly communications relative to its financial results and coordinate corresponding news announcements, conference calls and simulcasts on the Internet in accordance with Regulation FD.
     d) ELITE will feature the Company on the Internet via ELITE's home web site (www.efcg.net) within the ELITE FINANCIAL FORUM which will feature comprehensive information relative to the Company's fundamental and technical strengths, as well as industry and corporate overviews; management biographies; stock trading history; market making activity; conference call/webcast archives; and other information meaningful to the investment community. The FORUM will be updated routinely and provide for site visitors to request ongoing information about the Company as it is released.
     e) ELITE shall write, produce and/or assist the Company in preparing and releasing all news announcements. The Company shall be solely responsible for paying all fees associated with the actual release(s) through BusinessWire, PR Newswire, or any other comparable news dissemination source. ELITE will create, build and continually enhance a database of all brokers, investors, analysts and media contacts who have expressed an interest in receiving ongoing information on the Company and manage the ongoing distribution of news announcements and/or other Company approved communications.
     f) ELITE shall serve as the Company's publicist and will strive to obtain coverage in both national and industry publications, in financial newsletters, on financial radio and television programming and via traditional press mediums. Specifically, ELITE will facilitate an ongoing outreach program to an intelligently targeted universe of media professionals. Further, ELITE will track published articles and provide monthly clippings of those articles/mentions featuring the Company.
     g) At the Company's request, strive to obtain the Company analyst coverage and/or investment banking sponsorship.

     h) ELITE shall arrange for a series of due diligence meetings with select broker/dealers, institutional investors and analysts at predetermined dates throughout the campaign term, while remaining compliant with the rules and regulations associated with Regulation FD.
     i) ELITE shall develop customized, high-quality, high-impact and fully integrated financial communications programs and platforms, and leverage our strategic resources to enhance general product/service marketing programs initiated by the Company.
     j) ALL OF THE FOREGOING ELITE-PREPARED DOCUMENTATION CONCERNING THE COMPANY, INCLUDING, BUT NOT LIMITED TO, INFORMATIONAL WRITE-UPS, NEWS ANNOUNCEMENTS, SHAREHOLDER LETTERS, ET AL, SHALL BE PREPARED BY ELITE USING MATERIALS SUPPLIED TO IT BY THE COMPANY AND SHALL BE APPROVED BY THE COMPANY PRIOR TO DISSEMINATION BY ELITE.

4)   ELITE'S COMPENSATION
     a) 128,000 restricted shares of the Company's common stock, to be issued as follows: 42,666 shares shall be issued as soon as practicable after the full execution of this Agreement. The remaining shares shall be issued as follows and upon the Company's acceptance of Elite's deliverables, as set forth in Section 3, such acceptance not to be unreasonably withheld: 42,667 shares shall be issued one month after the Effective Date, and 42,667 shares shall be issued two months after the Effective Date.
     b) ELITE would also be entitled to receive a warrant to purchase up to 10,000 common shares of the Company's common stock, exercisable at $0.35 per share, which shall fully vest immediately upon execution of this Agreement. The underlying shares common shares shall be held by the Company until the earlier of a) such time as ELITE elects to exercise its option or warrant to purchase the common shares, or b) 24 months from the date of issuance of the warrant. The term of the warrant shall expire 24 months from the date of issuance of the warrant.
     c) The Company shall agree to grant ELITE piggyback registration rights for the restricted shares that have already been issued to Elite at the time the Registration Statement is filed and the common shares underlying the warrant listed above ("underlying shares") (together the "Shares"), whereby the Company will include these Shares on the first applicable Registration Statement filed by the Company with the U.S. Securities & Exchange Commission. In the event the Company elects early termination of this Agreement, as defined in Section 2 herein, all restricted shares and underlying shares that have not reached their issue or vesting dates will be deemed null and void.
     d)   Piggyback Registration Rights: If (but without any obligation to do
          so) Company proposes to register any of the Shares on a registration statement (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares, a registration in which the only Shares being registered are Shares issuable upon conversion of debt securities that are also being registered, or if there is a managing underwriter of the offering of shares referred to in the registration statement and such managing underwriter advises the Company in writing that the Shares proposed to be included in the offering will have an adverse effect on its ability to successfully conclude the offering), Company shall, at such time, promptly give the Holder written notice of such registration. Upon the written request of the Holder given within ten (10) days after mailing of such notice by Company, Company shall, subject to the final approval of the other holder(s) of securities (including the underwriter, if applicable) intended to be included on such registration statement, use all reasonable efforts to cause to be registered under the Act all of the Shares that the Holder has requested to be registered. If and when the registration statement does become effective, Elite may sell an amount of shares not to exceed the daily average trading volume of the Company's common stock in the prior month, per week.

5)   ELITE'S EXPENSES AND COSTS

Company shall pay all reasonable costs and expenses incurred by ELITE, its directors, officers, employees and agents, in carrying out its duties and obligations pursuant to the provisions of this Agreement, excluding ELITE's general and administrative expenses and costs, but including and not limited to the following costs and expenses; provided all costs and expense items IN EXCESS OF $1.00 (ONE DOLLAR) must be approved by the Company in writing prior to ELITE's incurrence of the same:

     a)   Seminars, expositions, money and investment conferences.
     b) Radio and television time and print media advertising costs, when/if applicable.
     c) Subcontract fees and costs incurred in preparation of independent third party research reports, when/if applicable.
     d)   Cost of on-site due diligence meetings, if applicable.
     e) Printing and publication costs of brochures and marketing materials, which are not supplied by the Company.
     f)   Corporate web site development costs.
     g) Printing and publication costs of Company annual reports, quarterly reports, and/or other shareholder communication collateral material, which is not supplied by the Company.

6)   FUNDING ADVISORY SERVICES
Upon request by the Company's management team, Elite will make strategic introductions to funding groups, investment banking firms, and/or other sources interested in furthering the business of the Company. In the event that a private/public financing transaction is arranged and successfully implemented using a source first introduced to the Company by Elite, then Elite shall be entitled to receive a cash finder's fee at closing equal to 3% of the gross proceeds received by the Company.

7)   COMPANY'S DUTIES AND OBLIGATIONS
Company shall have the following duties and obligations under this Agreement:

     a) Cooperate fully and timely with ELITE so as to enable ELITE to perform its obligations under this Agreement.
     b) Within ten (10) days of the date of execution of this Agreement to deliver to ELITE a complete due diligence package on the Company, including all the Company's filings with the U.S. Securities and Exchange Commission within the last twelve months; the last six (6) months of press announcements on the Company; and all other relevant materials with respect to such filings, including but not limited to, corporate reports, brochures, and the like, and a list of analysts and or fund managers, who have been following the Company.
     c) The Company will act diligently and promptly in reviewing materials submitted to it from time to time by ELITE and inform ELITE of any inaccuracies contained therein prior to the dissemination of such materials.
     d) Promptly give written notice to ELITE of any change in the Company's financial condition or in the nature of its business or operations which had or might have an adverse material effect on its operations, assets, properties or prospects of its business.
     e) Promptly pay all Company pre-approved costs and expenses incurred by ELITE under the provisions of this Agreement when presented with invoices for the same by ELITE, provided that Elite provides to the Company all appropriate and reasonable back-up documentation related to such expenses.
     f) Give full disclosure of all material facts concerning the Company to ELITE and update such information on a timely basis.
     g) Promptly pay the compensation due ELITE under the provisions of this Agreement, and as defined in Section 4 and Sections 5 and 6 (if and when applicable) herein.

8)   NONDISCLOSURE
Except as may be required by law, the Company, its officers, directors, employees, agents and affiliates shall not disclose the contents and provisions of this Agreement to any individual or entity without ELITE's expressed written consent subject to disclosing same further to Company counsel, accountants and other persons performing investment banking, financial, or related functions for the Company.

9)   COMPANY'S DEFAULT
In the event of any default in the payment of ELITE's compensation to be paid to it pursuant to this Agreement, or any other charges or expenses on the Company's part to be paid or met, or any part or installment thereof, at the time and in the manner herein prescribed for the payment thereof and as when the same becomes due and payable, and such default shall continue for five (5) days after ELITE's written notice thereof is received by Company; in the event of any default in the performance of any of the other covenants, conditions, restrictions, agreements, or other provisions herein contained on the part of the Company to be performed, kept, complied with or abided by, and such default shall continue for five (5) days after ELITE has given Company written notice thereof, or if a petition in bankruptcy is filed by the Company, or if the Company is adjudicated bankrupt, or if the Company shall compromise all its debts or assign over all its assets for the payment thereof, of if a receiver shall be appointed for the Company's property, then upon the happening of any of such events, ELITE shall have the right, at its option, forthwith or thereafter to accelerate all compensation, costs and expenses due or coming due hereunder and to recover the same from the Company by suit or otherwise and further, to terminate this Agreement. The Company covenants and agrees to pay all reasonable attorney fees, paralegal fees, costs and expenses due of ELITE, including court costs, (including such attorney fees, paralegal fees, costs and expenses incurred on appeal) if ELITE employs an attorney to collect the aforesaid amounts or to enforce other rights of ELITE provided for in this Agreement in the event of any default as set forth above and ELITE prevails in such litigation.

10)  COMPANY'S REPRESENTATIONS AND WARRANTIES
The Company represents and warrants to ELITE for the purpose of inducing ELITE to enter into and consummate this Agreement as follows:
     a) The Company has the power and authority to execute, deliver and perform under this Agreement.
     b) The execution and delivery by the Company of this Agreement have been duly and validly authorized by all requisite action by the Company. No license, consent or approval of any form is required for the Company's execution and delivery of this Agreement.
     c) No representation or warranty by the Company in this Agreement and no information in any statement, certificate, exhibit, schedule or other document furnished, or to be furnished by the Company to ELITE pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the Company has not disclosed to ELITE, in writing, or in SEC filings or news announcements, which materially adversely affects, nor, so far as the Company can now reasonably foresee, may adversely affect the business, operations, prospects, properties, assets, profits or condition (financial or otherwise) of the Company. IN NO EVENT WILL THE COMPANY BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST ELITE BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT,

11)  ELITE'S REPRESENTATIONS AND WARRANTIES
     a) Protection of Confidential Information of the Company. Elite understands that its work as an Independent Contractor of the Company creates a relationship of trust and confidence between the Company and myself. During and after the period of my engagement with the Company, Elite will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the Company, its products, services, suppliers or customers except as may be necessary in the performance of my work for the Company or as may be authorized in advance by appropriate officers of the Company. "Confidential Information" shall include, but not be limited to, methodologies, processes, tools, innovations, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets and any other non-public technical or business information, whether in writing or given to me orally, which Elite knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Elite will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of mine or that the Company regularly gives to third parties without restriction on use or disclosure. Upon termination of my work with the Company, Elite will promptly deliver to the Company all documents and materials of any nature pertaining to its work with the Company and Elite will not take any documents or materials or copies thereof containing any Confidential Information.
     b) Prohibition Against Insider Trading. Elite hereby acknowledges that it is aware that United States securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
     c) Regulatory Compliance. Elite agrees to comply with all applicable securities legislation and regulatory policies in relation to providing the Services, including but not limited to United States securities laws (in particular, Regulation FD) and the policies of the United States Securities and Exchange Commission.
     d) Authority. Elite shall have no right or authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by the Company
     e) No Assignment. Elite may not assign any rights or delegate any responsibilities hereunder without prior written approval of the Company.

12)  ELITE'S DEFAULT
In the event of any default in the performance by ELITE pursuant to this Agreement, at the sole discreation of the company, and such default shall continue for five (5) days after the company's written notice thereof is received by ELITE; in the event of any default in the performance of any of the other covenants, conditions, restrictions, agreements, or other provisions herein contained on the part of ELITE to be performed, kept, complied with or abided by, and such default shall continue for five (5) days after Company has given ELITE written notice thereof, or if a petition in bankruptcy is filed by the ELITE, or if ELITE is adjudicated bankrupt, or if ELITE shall compromise all its debts or assign over all its assets for the payment thereof, of if a receiver shall be appointed for ELITE's property, then upon the happening of any of such events, the Company shall have the right, at its option, forthwith or thereafter to get back all of its money from ELITE by suit or otherwise and further, to terminate this Agreement. ELITE covenants and agrees to pay all reasonable attorney fees, paralegal fees, costs and expenses due of the Company, including court costs, (including such attorney fees, paralegal fees, costs and expenses incurred on appeal) if the Company employs an attorney to collect the aforesaid amounts or to enforce other rights of the Company provided for in this Agreement in the event of any default as set forth above and the Company prevails in such litigation.

13)  LIMITATION OF ELITE LIABILITY
If ELITE fails to perform its services hereunder, its entire liability to the Company shall not exceed the actual damage to the Company as a result of such non-performance. IN NO EVENT WILL ELITE BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, UNLESS SUCH DAMAGES RESULT FROM THE USE, BY ELITE, OF INFORMATION NOT AUTHORIZED BY THE COMPANY.

14)  MISCELLANEOUS

     a) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties hereto at their addresses first above written. Either party may change his or its address for the purpose of this paragraph by written notice similarly given.
     b) Entire Agreement. This Agreement represents the entire agreement between the Parties in relation to its subject matter and supercedes and voids all prior agreements between such Parties relating to such subject matter.

     c) Amendment of Agreement. This Agreement may be altered or amended, in whole or in part, only in writing signed by both Parties.
     d) Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of a like or different nature, unless such shall be signed by the person making such waiver and/or which so provides by its terms.
     e) Captions. The captions appearing in this Agreement are inserted as a matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.
     f) Situs. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Venue shall be located in Seminole County, Florida.
     g) Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their heirs, personal representatives, successors and assigns.
     h) Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.
     i) Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration. Arbitration proceedings shall be conducted in accordance with the rules then prevailing of the American Arbitration Association or any successor. The award of the Arbitration shall be binding on the Parties. Judgment may be entered upon an arbitration award or in a court of competent jurisdiction and confirmed by such court. Venue for arbitration proceedings shall be located in Seminole County, Florida. The costs of arbitration, reasonable attorney's fees of the Parties, together with all other expenses, shall be paid as provided in the Arbitration award.
     j) Currency. In all instances, references to monies used in this Agreement shall be deemed to be United States dollars.
     k) Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one (1) instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year as follows:

CONFIRMED AND AGREED ON THIS 4th DAY OF November, 2005.

ELITE FINANCIAL COMMUNICATIONS GROUP, LLC


BY:  /S/ DODI B. HANDY                                       /S/ ARIN E. LOOMIS
         ELITE OFFICER                                           WITNESS


         DODI B. HANDY                                           ARIN E. LOOMIS
         PRINT NAME                                              PRINT NAME


CONFIRMED AND AGREED ON THIS 4th DAY OF November, 2005

SEMOTUS SOLUTIONS,, INC.


BY:  /S/ ANTHONY N. LAPINE                                   /S/ TALI DURANT
         DULY AUTHORIZED                                         WITNESS


         ANTHONY N. LAPINE                                       TALI DURANT
         PRINT NAME                                              PRINT NAME